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                                                                   EXHIBIT 5.1
September 26, 2001


Primus Telecommunications Group, Incorporated
1700 Old Meadow Road
McLean, VA  22102

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Primus Telecommunications Group, Incorporated (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of up to 3,761,900 shares of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to its Stock Option Plan, as amended, and its Director Stock Option Plan, as amended, (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Company's First Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY GODWARD LLP